Exhibit 99.1

Former Senior Verizon Executive Mark A. Wegleitner Joins Infinera Board

Sunnyvale, CA – May 24, 2011 – Infinera (NASDAQ: INFN) announced today that Mark A. Wegleitner has joined the Infinera board of directors. Mr. Wegleitner brings deep experience in telecommunications technology to Infinera’s board of directors.

Mr. Wegleitner was most recently Senior Vice President of Technology at Verizon Communications Inc., until his retirement in July 2010. At Verizon, his responsibilities included technology assessment, network architecture, platform development and laboratory evaluation for wireline and wireless communications networks. From 2000 to 2007, Mr. Wegleitner was CTO of Verizon Communications, responsible for wireline networks. Prior to this, Mr. Wegleitner held a series of positions at Bell Atlantic, Bell Laboratories and AT&T. His career in telecommunications spans more than 38 years.

Mr. Wegleitner received a B.A. in mathematics from St. John’s University, and an M.S. in electrical engineering and computer science from the University of California at Berkeley.

“I’m pleased to join Infinera’s board of directors,” said Mr. Wegleitner. “Infinera’s innovative technology has already had a major impact on the telecom market, and I believe it is still in the early stages of its development as a force in the global industry.”

“We’re very pleased to welcome Mark to our board,” said Infinera CEO Tom Fallon. “With his years of experience at one of the world’s leading carriers, he will bring valuable insights and perspective to Infinera.”

For media and analysts:

Media: Jeff Ferry Tel. (408) 572-5213 jferry@infinera.com	Investors: Bob Blair Tel. (408) 716-4879 bblair@infinera.com

About Infinera

Infinera provides Digital Optical Networking systems to telecommunications carriers worldwide. Infinera’s systems are unique in their use of a breakthrough semiconductor technology: the photonic integrated circuit (PIC). Infinera’s systems and PIC technology are designed to provide customers with simpler and more flexible engineering and operations, faster time-to-service, and the ability to rapidly deliver differentiated services without reengineering their optical infrastructure. For more information, please visit http://www.infinera.com/.

This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to Infinera as of the date hereof; and actual results could differ materially from those stated or implied, due to risks and uncertainties. Forward-looking statements include statements regarding Infinera’s expectations, beliefs, intentions or strategies regarding the future including statements that Mr. Wegleitner will bring valuable insights to Infinera and that Infinera is still in the early stages of its development as a force in the global industry. Such forward-looking statements can be identified by forward-looking words such as “anticipated,” “believed,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include aggressive business tactics by our competitors, our dependence on a single product, our ability to protect our intellectual property, claims by others that we infringe their intellectual property, and our ability to respond to rapid technological changes, and other risks that may impact any of the group’s business are set forth in their annual reports on Form 10-K filed with the SEC on March 1, 2011, as well as subsequent reports filed with or furnished to the Securities and Exchange Commission. These statements are based on information available to us as of the date hereof and we disclaim any obligation to update the forward-looking statements included in this press release, whether as a result of new information, future events or otherwise.

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